American Renal Associates Holdings, Inc. Announces Second Quarter 2020 Results
Company Provides Update on COVID-19 Pandemic and Updates 2020 Outlook for Adjusted EBITDA-NCI
BEVERLY, MA (August 10, 2020) - American Renal Associates Holdings, Inc. (NYSE: ARA) (the “Company”), a leading kidney care and dialysis provider focused on partnering with local nephrologists, today announced financial and operating results for the second quarter ended June 30, 2020. The Company also provided an update on its COVID-19 impact and affirmed its 2020 Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) Outlook. These updates are highlighted later in this release.
Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).
Second Quarter 2020 Highlights (all percentage changes compare Q2 2020 to Q2 2019 unless noted):

•Patient service operating revenues decreased 3.8% to $205.1 million;
•Net income attributable to American Renal Associates Holdings, Inc. was $0.8 million as compared to a net loss of $8.2 million in Q2 2019;
•Adjusted EBITDA-NCI was $25.8 million as compared to $24.3 million in Q2 2019;
•Adjusted net income attributable to American Renal Associates Holdings, Inc. was $2.6 million, or $0.07 per share, for Q2 2020 as compared to adjusted net loss of $1.3 million, or $(0.04) per share, for Q2 2019;
•Total dialysis treatments increased 2.1%, all of which was non-acquired growth. Normalized total and normalized non-acquired treatment growth were each 3.6%; and
•As of June 30, 2020, the Company operated 251 outpatient dialysis clinics serving more than 17,300 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said “Throughout the COVID-19 pandemic, our staff and physician partners have worked tirelessly with dedication and compassion to continue providing life-sustaining dialysis services to our patients across our network of 251 clinics, despite the many unprecedented challenges the pandemic has presented to our country, our health care system and each and every one of us. Their unwavering focus on the health and well-being of our patients in the face of the pandemic is humbling, and I thank them for their extraordinary work.”

Mr. Carlucci continued, “This quarter we began to see the benefits of our additional investment and continuing focus on efficiencies to our revenue cycle. These efforts resulted in significant improvement in our revenue per treatment over the first quarter. We are also pleased with our solid treatment volume growth and our expense management during the quarter, even though we saw impacts on both from the pandemic. As we look ahead, while the environment remains uncertain, we believe our commitment to our Core Values, our excellence in patient care and our partnership with outstanding physicians will enable us to continue the positive momentum we saw this quarter.”

Financial and operating highlights include:
Revenue: Patient service operating revenues for the second quarter of 2020 were $205.1 million, a decrease of $8.1 million, or 3.8%, as compared to $213.3 million for the prior-year period. Patient service operating revenues for the six months ended June 30, 2020 were $398.3 million, a decrease of $6.7 million, or 1.7%, as compared to $405.0 million for the prior-year period. The decrease in the three months and six months ended June 30, 2020 was primarily due to lower contributions from calcimimetics, a favorable resolution of certain commercial claims during the 2019 periods and adverse changes in commercial treatment reimbursement rates reflecting a larger base of in-network commercial payor relationships, partially offset by an increase of 2.1% and 3.4% in the number of dialysis treatments in the three and six months ended June 30, 2020, respectively, and a recognition of $1.1 million from the temporary suspension under the CARES Act of the 2% Medicare sequestration reimbursement reduction, which became effective May 1, 2020, in the second quarter of 2020.

Treatment Volume: Total dialysis treatments for the second quarter of 2020 were 627,451, representing an increase of 2.1% over the second quarter of 2019, all of which was non-acquired treatment growth, normalized total treatment growth and normalized non-acquired treatment growth were each 3.6%, as compared to Q2 2019.

Total dialysis treatments for the six months ended June 30, 2020 were 1,247,000, representing an increase of 3.4% over the six months ended June 30, 2019. Non-acquired treatment growth was 3.2% for the six months ended June 30, 2020. Normalized total treatment growth and normalized non-acquired treatment growth were 4.1% and 4.0%, respectively, as compared to the six months ended June 30, 2019.

Clinic Activity: As of June 30, 2020, the Company provided services at 251 outpatient dialysis clinics serving 17,356 patients. During the three and six months ended June 30, 2020, we opened four and five de novo clinics, respectively.

Net income (loss), Net income (loss) attributable to noncontrolling interests, Net income (loss) attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA-NCI:

	(Unaudited)
	Three Months Ended June 30,		Increase (Decrease)
(in thousands)	2020	2019	Amount	Percentage Change
Net income	$14,834	$5,140	$9,694	NM
Net income attributable to noncontrolling interests	(14,039)	(13,318)	$(721)	(5.4)%
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$795	$(8,178)	$8,973	NM*
Non-GAAP financial measures**:
Adjusted EBITDA	$39,830	$37,622	$2,208	5.9%
Adjusted EBITDA-NCI	$25,791	$24,304	$1,487	6.1%

	(Unaudited)
	Six Months Ended June 30,		Increase (Decrease)
(in thousands)	2020	2019	Amount	Percentage Change
Net income (loss)	$12,506	$(5)	$12,511	NM
Net income attributable to noncontrolling interests	(18,945)	(18,652)	$(293)	(1.6)%
Net loss attributable to American Renal Associates Holdings, Inc.	$(6,439)	$(18,657)	$12,218	NM*
Non-GAAP financial measures**:
Adjusted EBITDA	$57,658	$56,833	$825	1.5%
Adjusted EBITDA-NCI	$38,713	$38,181	$532	1.4%
__________________________________________________
* Not Meaningful

** See “Reconciliation of Non-GAAP Financial Measures.”

Operating Expenses: Patient care costs for the second quarter of 2020 were $146.9 million, or 71.6% of patient service operating revenues, as compared to $153.0 million, or 71.8% of patient service operating revenues, in the prior-year period. General and administrative expenses were $22.7 million, or 11.0% of patient service operating revenues, as compared to $23.9 million, or 11.2% of patient service operating revenues, in the prior-year period.
Patient care costs for the six months ended June 30, 2020 were $301.1 million, or 75.6% of patient service operating revenues, as compared to $301.2 million, or 74.4% of patient service operating revenues, in the prior-year period. General and administrative expenses during the six months ended June 30, 2020 were $47.6 million, or 11.9% of patient service operating revenues, as compared to $49.5 million, or 12.2% of patient service operating revenues, in the prior-year period.
Cash Flow: Cash provided by operating activities for the second quarter of 2020 was $137.3 million, as compared to $17.7 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests (see “Reconciliation of Non-GAAP Financial Measures”) for the second quarter of 2020 was $125.1 million, as compared to $0.9 million in the prior-year period. Cash provided by operating activities for the six months ended June 30, 2020 was $151.0 million as compared to $7.7 million in the prior-year period. Adjusted cash provided by operating activities less distributions to noncontrolling interests for the six months ended June 30, 2020 was $128.0 million as compared to adjusted cash used in operating activities less distributions to noncontrolling interests of $13.9 million in the prior-year period. The increase in each period is largely due to additional investment and focus on our revenue cycle and collections and the impact of cash received under the provisions of the CARES Act.

Total capital expenditures for the second quarter of 2020 were $7.1 million, compared to $5.7 million in the prior-year period. Capital expenditures for the three months ended June 30, 2020 included $5.8 million for existing clinic expansions and de novo clinic development and $1.2 million for other capital expenditures. Total capital expenditures for the six months ended June 30, 2020 were $12.8 million, compared to $14.2 million in the prior-year period. Capital expenditures for the six months ended June 30, 2020 included $10.1 million for existing clinic expansions and de novo clinic development and $2.7 million for other capital expenditures.

Balance Sheet: At June 30, 2020, the Company’s balance sheet included consolidated cash and restricted cash of $148.7 million, including the impact of cash received under the provisions of the CARES Act, and consolidated debt of $585.1 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by the Company and clinic-level cash not owned by the Company, Adjusted owned net debt (see “Reconciliation of Non-GAAP Financial Measures”) was $445.8 million at June 30, 2020, as compared to $515.2 million at December 31, 2019. As of June 30, 2020, we were in compliance with the consolidated net leverage ratio covenant in our Credit Agreement. As of June 30, 2020, net patient accounts receivable was $91.7 million.

Clinic Sales: Subsequent to June 30, 2020, the Company completed the sale of certain clinics in Pennsylvania that accounted for, in the aggregate, $3.6 million of its patient services operating revenues for each of the three months ended June 30, 2020 and 2019, and $7.5 million and $7.0 million of its patient service operating revenues for the six months ended June 30, 2020 and 2019, respectively. These clinics accounted for approximately 12,000 treatments for each of the three months ended June 30, 2020 and 2019, and 25,000 treatments and 24,000 treatments for the six months ended June 30, 2020 and 2019, respectively.

COVID-19 Update

The safety of our patients, staff and physician partners continues to be our primary focus, and we have undertaken and will continue to undertake steps to provide for their protection and enable our continued operation in the face of the pandemic. We are following Centers for Disease Control and Prevention guidance and working closely with local and national health authorities to ensure we implement and maintain appropriate infection control and clinical best practices in response to COVID-19. In addition, our dedicated COVID-19 task force has proactively implemented business continuity plans and developed measures to ensure the ongoing availability of our dialysis services while maintaining patient and staff safety. These measures include:

•Restricting entry to our clinics to only patients, staff and medical professionals;
•Screening all individuals for symptoms and exposure to COVID-19 before allowing access to our clinics;
•Implementing a mask policy for every patient and staff member who enters our clinics and requiring that masks be worn at all times in our clinics;
•Increased purchases and use of personal protective equipment for patients and staff and of cleaning and sanitization materials at our facilities to maintain infection control protocols that meet CDC guidelines;
•Securing COVID-19 testing for patients and staff;
•Implementing screening procedures for corporate office staff prior to entering our corporate offices, requiring social distancing within workspaces and throughout our corporate offices, and restricting access to our corporate offices to only ARA staff;
•Engaging a physician infectious disease consultant to assist us in the development of policies and procedures to protect our patients and staff;
•Establishing dedicated COVID-19 treatment shifts at certain of our clinics, where necessary, to care for patients with confirmed or suspected COVID-19 infection; and
•Modifying our sick leave policy to accommodate quarantine and isolation when warranted.

In addition to these safety measures, in March 2020 we implemented a hazard pay program to provide increased pay to our clinic staff on the front lines of the pandemic. This program remains in place for those clinic staff who provide direct care to patients who have been identified as COVID-19 positive. These and other measures we have taken in response to COVID-19 have resulted in increased operating expenses, including higher salary and wage expense from the hazard pay program, incremental hours and overtime needed to staff the dedicated treatment shifts for patients with confirmed or suspected COVID-19, increased expenses from the higher utilization and cost of personal protective equipment, and additional costs to purchase additional supplies and cleaning materials. In addition, we have incurred additional corporate office costs related to legal, consulting costs and cleaning costs, as well as increased purchases of computer equipment and information technology to provide additional infrastructure for staff who are working remotely. Though significantly offset by grant funds received under the Coronavirus
Aid, Relief, and Economic Security Act (the “CARES Act”), these added expenses began to rise during March, and became more significant through April, May, June, and July. We expect to incur many of these additional operating expenses for the duration of the pandemic, and if the severity or geographic coverage of the pandemic increases, these additional expenses could increase. In light of our increased expenses, we have and will continue to implement cost saving initiatives; however, these initiatives may not offset the additional expenses and reductions in revenue resulting from the pandemic in the event we exhaust government funds provided for this purpose.

From a volume perspective, patients suffering from end-stage renal disease generally have co-morbidities that often place them at increased risk with COVID-19, resulting in increased hospitalizations, missed treatments and higher mortality. For the three months ended June 30, 2020, we experienced a negative 1.0% impact in treatment volume growth as a result of patients contracting COVID-19.

We are appreciative of Congress and the Administration’s recognition of the burden this pandemic is having on our nation’s healthcare system and providers like ARA who have remained fully operational during this crisis to continue to provide life-sustaining care and prevent, prepare and respond to COVID-19. The passage of the CARES Act in late March, in combination with other regulatory relief from CMS, will help healthcare providers like ARA manage through this public health crisis. Some aspects of this relief received by ARA include the following:

•Approximately $5 million of additional revenue due to the CARES Act provision that eliminates the 2% sequestration reduction from May 1 until December 31, 2020;
•Approximately $27 million of CARES Act grant funds received during April 2020, although these funds are subject to terms and conditions, and we may not be able to utilize and retain all of this money;

•Approximately $83 million of advance payments on future Medicare revenue received during April 2020 under CMS’ Accelerated and Advance Payment Program;
•An estimated $12 million to $13 million liquidity benefit from Q2 2020 through Q4 2020 related to the CARES Act provision that permits payment deferral of the employer portion of social security payroll taxes; and
•An estimated cash tax refund of approximately $8 million, expected before December 31, 2020, related to specific tax code provisions of the CARES Act.

Outlook for 2020 Adjusted EBITDA-NCI:

The Company is affirming its outlook for 2020 Adjusted EBITDA-NCI to be in a range of $87 million to $95 million. The Company is also re-affirming its commitment to reduce its leverage ratio by year-end 2020, as compared to 5.9x at December 31, 2019.

The Company is not providing a quantitative reconciliation of its Non-GAAP outlook to the corresponding GAAP information because the GAAP measures that it excludes from its Non-GAAP outlook are not available without unreasonable effort on a forward-looking basis due to their unpredictability, high variability, complexity and low visibility. These excluded GAAP measures include noncontrolling interests, interest expense, income taxes, certain legal and other matters, and other charges. The Company expects the variability of these charges to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to our outlook.

Conference Call
American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Tuesday, August 11, 2020, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029, or may listen over the Internet by going to the Investor Relations section at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13697057.

About American Renal Associates

American Renal Associates (“ARA”) is a leading provider of outpatient dialysis services in the United States. As of June 30, 2020, ARA operated 251 dialysis clinic locations in 27 states and the District of Columbia serving more than 17,300 patients with end stage renal disease. ARA operates principally through a physician partnership model, in which it partners with approximately 400 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing comprehensive management services. For more information about American Renal Associates, visit www.americanrenal.com.

Forward-Looking Statements
Statements in this press release that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for Adjusted EBITDA-NCI, are based upon currently available information, operating plans and projections about future events and trends. Terminology such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “project,” “seek,” “should,” “strategy,” “target” or “will” or variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, among others, the effect of the ongoing COVID-19 pandemic and responses thereto; the effect of the restatement of our previously issued financial results and related matters; our ability to remediate material weaknesses in our internal controls over financial reporting; continuing decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory or other changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support; decline in commercial payor reimbursement rates, including with respect to Medicare Advantage plans; the ultimate resolution of the Centers for Medicare and Medicaid Services Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC), including an issuance of a different but related Final Rule; reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs; our ability to successfully develop de novo clinics, acquire existing clinics and attract new nephrologist partners; our ability to compete effectively in the dialysis services industry; the performance of our joint venture subsidiaries and their ability to make distributions to us; changes to the Medicare end-stage renal disease (“ESRD”) program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD prospective payment rate system final rule for 2020 issued October 31, 2019; federal or state healthcare laws that could adversely affect us; our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting; heightened federal and state investigations and enforcement efforts; the impact of the SEC investigation; changes in the availability and cost of erythropoietin-stimulating agents and other pharmaceuticals used in our business; changes in the reimbursement rates of the calcimimetics pharmaceutical class reimbursed under the Medicare Transitional Drug Add-on Payment Adjustment; development of new technologies or government regulation that could decrease the need for dialysis services or decrease our in-center patient population; our ability to timely and accurately bill for our services and meet payor billing requirements; claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs, and negative publicity or reputational damage arising from such matters; loss of any members of our senior management; damage to our reputation or our brand and our ability to maintain brand recognition; our ability to maintain relationships with our medical directors and renew our medical director agreements; shortages of qualified skilled clinical personnel, or higher than normal turnover rates; competition and consolidation in the dialysis services industry; deterioration in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets or the effects of natural or other disasters, public health crises or adverse weather events; the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes; our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights; unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information; our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.
For additional information and other factors that could cause ARA’s actual results to materially differ from those set forth herein, please see ARA’s filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. ARA undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, the Company has presented the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA-NCI, Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc., Adjusted cash provided by (used in) operating activities and Adjusted owned net debt, which exclude various items detailed in the attached “Reconciliation of Non-GAAP Financial Measures.”

These Non-GAAP financial measures are not intended to replace financial performance and liquidity measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance and liquidity that management believes may enhance the evaluation of the Company's ongoing operating results. Please see “Reconciliation of Non-GAAP Financial Measures” for additional reasons why these measures are provided.

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Patient service operating revenues	$205,148	$213,252	$398,330	$405,014
Operating expenses:
Patient care costs	146,882	153,016	301,104	301,197
General and administrative	22,665	23,927	47,570	49,526
Depreciation, amortization and impairment	8,974	10,299	17,501	20,365
Certain legal and other matters	841	8,381	3,128	13,672
Total operating expenses	179,362	195,623	369,303	384,760
Operating income	25,786	17,629	29,027	20,254
Other income - CARES Act	1,474	—	1,474	—
Interest expense, net	(9,721)	(11,541)	(20,733)	(20,291)
Change in fair value of income tax receivable agreement	(356)	(304)	1,343	1,378
Income before income taxes	17,183	5,784	11,111	1,341
Income tax expense (benefit)	2,349	644	(1,395)	1,346
Net income (loss)	14,834	5,140	12,506	(5)
Less: Net income attributable to noncontrolling interests	(14,039)	(13,318)	(18,945)	(18,652)
Net income (loss) attributable to American Renal Associates Holdings, Inc.	795	(8,178)	(6,439)	(18,657)
Less: Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	(444)	1,025	(703)	284
Net income (loss) attributable to common shareholders	$351	$(7,153)	$(7,142)	$(18,373)

Earnings (loss) per share:
Basic	$0.01	$(0.22)	$(0.22)	$(0.57)
Diluted	$0.01	$(0.22)	$(0.22)	$(0.57)
Weighted-average number of common shares outstanding:
Basic	32,862,637	32,275,807	32,661,238	32,232,004
Diluted	34,612,591	32,275,807	32,661,238	32,232,004

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating activities	2020	2019	2020	2019
Net income (loss)	$14,834	$5,140	$12,506	$(5)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and impairment	8,974	10,299	17,501	20,365
Amortization of discounts, fees and deferred financing costs	807	719	1,617	1,205
Stock-based compensation	1,517	850	4,240	2,251
Deferred taxes	(76)	(352)	1,574	(138)
Change in fair value of income tax receivable agreement	356	304	(1,343)	(1,378)
Loss (gain) on sale of assets	5	—	432	(395)
Other non-cash charges, net	92	(1,021)	208	(1,189)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	10,160	(8,227)	10,471	(8,021)
Inventories	(579)	(482)	(405)	4,020
Prepaid expenses and other current assets	(204)	(4,232)	(6,369)	(3,121)
Other assets	(4,284)	(1,078)	(7,192)	(1,275)
Right-of-use assets and operating lease liabilities	(165)	283	(54)	(1,518)
Accounts payable	(11,129)	11,233	(3,415)	(1,434)
Accrued compensation and benefits	4,887	4,650	541	240
Accrued expenses and other liabilities	112,089	(345)	120,650	(1,859)
Cash provided by operating activities	137,284	17,741	150,962	7,748
Investing activities
Purchases of property, equipment and intangible assets	(5,984)	(5,669)	(11,756)	(14,169)
Proceeds from sale of clinics	—	—	—	3,300
Cash paid for acquisitions	—	—	—	(6,590)
Cash used in investing activities	(5,984)	(5,669)	(11,756)	(17,459)
Financing activities
Proceeds from revolving credit facility and term loans, net of deferred financing costs	4,383	26,694	45,989	73,551
Payments on long-term debt	(37,944)	(10,408)	(50,081)	(23,069)
Dividends and dividend equivalents paid	(6)	(14)	(11)	(25)
Proceeds from exercise of stock options	1,058	(3)	1,212	67
Repurchase of vested restricted stock awards withheld on net share settlement	(3)	—	(430)	(338)
Distributions to noncontrolling interests	(12,213)	(16,879)	(22,961)	(21,629)
Contributions from noncontrolling interests	487	1,525	2,023	3,935
Purchases of noncontrolling interests	(707)	(7,772)	(707)	(7,995)
Cash (used in) provided by financing activities	(44,945)	(6,857)	(24,966)	24,497

Increase in cash and restricted cash	86,355	5,215	114,240	14,786
Cash and restricted cash at beginning of period	62,379	64,871	34,494	55,300
Cash and restricted cash at end of period	$148,734	$70,086	$148,734	$70,086

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$66	$76	$166	$173
Cash paid for interest	5,740	8,967	14,323	15,292

American Renal Associates Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	June 30, 2020	December 31, 2019
Assets	(Unaudited)
Cash	$131,976	$34,494
Restricted cash	16,758	—
Accounts receivable, net	91,678	102,150
Inventories	8,154	7,752
Prepaid expenses and other current assets	24,829	22,268
Income tax receivable	6,926	3,251
Current assets held for sale	49,197	50,099
Total current assets	329,518	220,014
Property and equipment, net of accumulated depreciation of $232,711 and $215,471, respectively	146,407	151,175
Operating lease right-of-use assets	135,078	133,899
Intangible assets, net of accumulated amortization of $25,502 and $25,087, respectively	24,078	24,486
Other long-term assets	26,009	18,608
Goodwill	538,609	538,609
Total assets	$1,199,699	$1,086,791
Liabilities and Equity
Accounts payable	$47,060	$49,539
Accrued compensation and benefits	37,737	37,196
Accrued expenses and other current liabilities	173,614	37,593
Current portion of long-term debt	36,047	38,779
Current portion of operating lease liabilities	23,201	22,061
Current liabilities held for sale	4,210	5,767
Total current liabilities	321,869	190,935
Long-term debt, less current portion	549,100	548,835
Long-term operating lease liabilities, less current portion	124,058	123,792
Income tax receivable agreement payable	352	3,000
Other long-term liabilities	10,876	6,501
Deferred tax liabilities	3,964	2,706
Total liabilities	1,010,219	875,769
Commitments and contingencies
Noncontrolling interests subject to put provisions	110,405	126,483
Equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 34,488,565 and 32,976,416 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	208	197
Additional paid-in capital	111,884	100,744
Receivable from noncontrolling interests	(2,301)	(531)
Accumulated deficit	(184,680)	(178,241)
Accumulated other comprehensive loss, net of tax	(2,389)	(1,619)
Total American Renal Associates Holdings, Inc. deficit	(77,278)	(79,450)
Noncontrolling interests not subject to put provisions	156,353	163,989
Total equity	79,075	84,539
Total liabilities and equity	$1,199,699	$1,086,791

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited GAAP, Non-GAAP, and Other Supplemental Business Metrics
(dollars in thousands, except per treatment amounts)

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Dialysis Clinic Activity:
Number of clinics (as of end of period)	251	247	245
Number of de novo clinics opened (during period)	4	1	2
Patients and Treatment Volume:
Patients (as of end of period)	17,356	17,385	17,138
Number of treatments	627,451	619,549	614,844
Number of treatment days	78	78	78
Treatments per day	8,044	7,943	7,883
Sources of treatment growth (year over year % change):
Non-acquired growth	2.1%	4.4%	5.1%
Normalized non-acquired growth	3.6%	4.4%	5.6%
Acquired growth	—%	0.3%	2.2%
Total treatment growth	2.1%	4.8%	7.3%
Normalized total treatment growth	3.6%	4.7%	7.9%
Revenue:
Patient service operating revenues	$205,148	$193,182	$213,252
Patient service operating revenues per treatment	$327	$312	$347
Expenses:
Patient care costs
Amount	$146,882	$154,222	$153,016
As a % of patient service operating revenues	71.6%	79.8%	71.8%
Per treatment	$234	$249	$249
General and administrative expenses
Amount	$22,665	$24,905	$23,927
As a % of patient service operating revenues	11.0%	12.9%	11.2%
Per treatment	$36	$40	$39
Adjusted general and administrative expenses(1)
Amount	$21,684	$23,655	$23,684
As a % of patient service operating revenues	10.6%	12.2%	11.1%
Per treatment	$35	$38	$39
Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$39,830	$17,828	$37,622
Adjusted EBITDA-NCI	$25,791	$12,922	$24,304
Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	99%	99%	98%
Vascular access - % catheter in use > 90 days	14%	13%	13%
*See “Reconciliation of Non-GAAP Financial Measures.”
(1)Adjusted general and administrative expenses per treatment during the three months ended June 30, 2020 is adjusted for severance, executive retirement and related costs of $1.0 million. Adjusted general and administrative expenses per treatment during the three months ended March 31, 2020 is adjusted for severance, executive retirement and related costs of $0.5 million, stock compensation modification expense of $0.3 million and loss on sale or closure of clinics of $0.4 million. Adjusted general and administrative expenses per treatment during the three months ended June 30, 2019 is adjusted for severance expenses of $0.2 million.

American Renal Associates Holdings, Inc. and Subsidiaries
Net Earnings (Loss) per Share Reconciliation
(Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$795	$(8,178)	$(6,439)	$(18,657)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	(444)	1,025	(703)	284
Net income (loss) attributable to common shareholders	$351	$(7,153)	$(7,142)	$(18,373)
Weighted-average common shares outstanding	32,862,637	32,275,807	32,661,238	32,232,004
Earnings (loss) per share, basic	$0.01	$(0.22)	$(0.22)	$(0.57)
Diluted
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$795	$(8,178)	$(6,439)	$(18,657)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests	(444)	1,025	(703)	284
Net income (loss) attributable to common shareholders for diluted earnings per share calculation	$351	$(7,153)	$(7,142)	$(18,373)
Weighted-average common shares outstanding, basic	32,862,637	32,275,807	32,661,238	32,232,004
Weighted-average common shares outstanding, assuming dilution	34,612,591	32,275,807	32,661,238	32,232,004
Earning (loss) per share, diluted	$0.01	$(0.22)	$(0.22)	$(0.57)
Outstanding options and restricted stock excluded as impact would be anti-dilutive	2,427,031	3,235,582	2,948,016	3,404,444

American Renal Associates Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before stock-based compensation and associated payroll taxes, depreciation, amortization and impairment, interest expense, net, income taxes and other non-income-based tax, change in fair value of income tax receivable agreement, certain legal and other matters, severance, executive retirement and related costs and gain or loss on sale or closure of clinics. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and a further understanding of our results of operations from management’s perspective. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes certain expenses that can differ significantly from company to company depending on, among other things, long-term strategic decisions regarding capital structure and investments, and the tax jurisdictions in which companies operate, or that we believe do not reflect our core business operations. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies and may differ from the calculation of “Consolidated EBITDA” under our credit agreement. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for these items to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and they should not be considered in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•do not include stock-based compensation expense and associated payroll taxes;
•do not include depreciation, amortization and impairment—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and our ability to generate profits;
•do not include interest expense—as we have borrowed money for general corporate and facility purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;
•do not include income tax expense or benefits and other non-income-based taxes;
•do not include change in fair value of income tax receivable agreement;
•do not include costs related to certain legal and other matters;
•do not include severance, executive retirement and related costs; and
•do not reflect the gain or loss on sale or closure of clinics.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.
We use Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items, we believe Adjusted net income (loss) allows us and investors to evaluate our net loss on a more consistent basis. “Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc.” is defined as Net income (loss) attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, certain legal and other matters costs, severance, executive retirement and related costs, loss (gain) on sale or closure of clinics, change in valuation allowance for held for sale assets, change in fair value of income tax receivable agreement, tax valuation allowance and accounting changes in fair value of non-controlling interest puts, net of taxes. We use the Adjusted weighted average number of diluted shares to calculate Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. per share.
We use Adjusted cash provided by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided (used) by operating activities less distributions to NCI” is defined as cash provided by operating activities less distributions to noncontrolling interests.
We use Adjusted owned net debt because we believe it is a useful metric to evaluate the Company’s share of interests in the cash on our condensed consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as debt (other than clinic-level debt) plus clinic-level debt guaranteed by our wholly owned subsidiaries less unamortized debt discounts and fees less cash (other than clinic-level cash) less the Company’s pro rata interest in clinic-level cash.

The following table presents the reconciliation from net income (loss) income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

	(Unaudited)
Reconciliation of Net income (loss) to Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,		LTM (1) as of June 30, 2020
	2020	2019	2020	2019
Net income (loss)	$14,834	$5,140	$12,506	$(5)	$38,656
Stock-based compensation and associated payroll taxes	1,607	853	4,400	2,292	6,914
Depreciation, amortization and impairment	8,974	10,299	17,501	20,365	40,901
Interest expense, net	9,721	11,541	20,733	20,291	44,029
Income tax expense (benefit) and other non-income based tax	2,451	861	(1,243)	1,653	(20,076)
Change in fair value of income tax receivable agreement	356	304	(1,343)	(1,378)	(186)
Certain legal and other matters(2)	841	8,381	3,128	13,672	15,280
Severance, executive retirement and related costs	1,046	243	1,561	455	1,586
Loss (gain) on sale or closure of clinics	—	—	415	(512)	1,270
Adjusted EBITDA (including noncontrolling interests)	$39,830	$37,622	$57,658	$56,833	$128,374
Less: Net income attributable to noncontrolling interests	(14,039)	(13,318)	(18,945)	(18,652)	(40,228)
Adjusted EBITDA-NCI	$25,791	$24,304	$38,713	$38,181	$88,146
__________________________________
(1)Last twelve months (“LTM”) is the period beginning July 1, 2019 through June 30, 2020.
(2)Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the restatement of certain of the Company’s prior financial statements and other financial information (the “Restatement”) and the related SEC investigation and Audit Committee review; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.

The following table presents the reconciliation from Net income (loss) attributable to American Renal Associates Holdings, Inc. to Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. for the periods indicated:
Reconciliation of Net Income (Loss) Attributable to American Renal Associates Holdings, Inc. to Adjusted Net Income (Loss) Attributable to American Renal Associates Holdings, Inc.:

(dollars in thousands, except per share data)	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income (loss) attributable to American Renal Associates Holdings, Inc.	$795	$(8,178)	$(6,439)	$(18,657)
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests(1)	(444)	1,025	(703)	284
Net income (loss) attributable to common shareholders	$351	$(7,153)	$(7,142)	$(18,373)

Adjustments:
Certain legal and other matters(2)	$841	$8,381	$3,128	$13,672
Severance, executive retirement and related costs	1,046	243	1,561	455
Loss (gain) on sale or closure of clinics	—	—	415	(512)
Change in valuation allowance for held for sale assets	7	270	(498)	270
Total pre-tax adjustments	$1,894	$8,894	$4,606	$13,885
Tax effect	492	2,312	1,198	3,610
Net taxable adjustments	$1,402	$6,582	$3,408	$10,275
Change in fair value of income tax receivable agreement	356	304	(1,343)	(1,378)
Tax valuation allowance(3)	40	—	(3,210)	—
Change in the difference between the redemption value and estimated fair value for accounting purposes of the related noncontrolling interests(1)	(444)	1,025	(703)	284
Total adjustments, net	$2,242	$5,861	$(442)	$8,613
Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc.	$2,593	$(1,292)	$(7,584)	$(9,760)

Basic shares outstanding	32,862,637	32,275,807	32,661,238	32,232,004
Adjusted effect of dilutive stock options	1,758,869	—	—	—
Adjusted weighted average number of diluted shares used to compute adjusted net loss attributable to American Renal Associates Holdings, Inc. per share	34,621,506	32,275,807	32,661,238	32,232,004
Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc. per share	$0.07	$(0.04)	$(0.23)	$(0.30)
________________________
(1)Changes in fair values of contractual noncontrolling interest put provisions are related to certain put rights that were accelerated as a result of the IPO.
(2)Certain legal and other matters include legal fees and other expenses associated with matters that we believe do not reflect our core business operations, including, but not limited to, our handling of, and response to the following: the United litigation and settlement; the Restatement and the related SEC investigation and Audit Committee review; the securities and derivative litigation related to the foregoing; our internal review and analysis of factual and legal issues relating to the aforementioned matters; and legal fees and other expenses relating to matters that we believe do not reflect our core business operations.
(3)Represents an increase (decrease) to the Company's established valuation allowance for certain tax items.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Cash Flow Information
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash provided by operating activities(1)	$137,284	$17,741	$150,962	$7,748
Distributions to noncontrolling interests	(12,213)	(16,879)	(22,961)	(21,629)
Adjusted cash provided by (used in) operating activities less distributions to NCI	$125,071	$862	$128,001	$(13,881)
Capital expenditure breakdown:
Development capital expenditures	$5,824	$4,173	$10,086	$11,070
Other capital expenditures	1,239	1,496	2,749	3,099
Total capital expenditures	$7,063	$5,669	$12,835	$14,169

(1) Included in Cash provided by operating activities are grant funds received under the CARES Act of $16.8 million, Medicare Accelerated and Advance Payment Program funds of $83.2 million and cash resulting from the deferral of the social security payroll tax under provisions of the CARES Act of $2.6 million.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Net Debt Calculation
(dollars in thousands)

	As of June 30, 2020
	Total ARA	ARA “Owned”
Cash (other than clinic-level cash)	$26,819	$26,819
Escrow cash(1)	84,375	46,893
Clinic-level cash	37,540	20,318
Total cash	$148,734	$94,030
Debt (other than clinic-level debt)	$497,600	$497,600
Clinic-level debt	98,466	53,025
Unamortized debt discounts and fees	(10,919)	(10,786)
Total debt	$585,147	$539,839
Adjusted owned net debt (total debt - total cash)		$445,809

(1) Included in Escrow cash above are grant funds received under the CARES Act of $16.8 million, Medicare Accelerated and Advance Payment Program funds of $65.1 million and cash resulting from the deferral of the social security payroll tax under provisions of the CARES Act of $2.6 million.

Investor Contact:
Mark Herbers, Interim CFO
Telephone: (978)-522-3945; Email: mherbers@americanrenal.com